Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-3 No. 333-271738) of Employers Holdings, Inc.
2.Registration Statements (Form S-8 No. 333-168563) pertaining to the Amended and Restated Equity and Incentive Plan of Employers Holdings, Inc.;

of our reports dated February 26, 2026, with respect to the consolidated financial statements and schedules of Employers Holdings, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Employers Holdings, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Employer Holdings, Inc. and Subsidiaries for the year ended December 31, 2025.

/s/ Ernst & Young LLP

San Francisco, California
February 26, 2026